Exhibit 99.1

POWERSECURE TO PRESENT AT BAIRD 2015

GROWTH STOCK CONFERENCE

WAKE FOREST, N.C. – April 22, 2015 – PowerSecure International, Inc. (NYSE: POWR) will present at the Baird 2015 Growth Stock Conference at the Four Seasons Hotel Chicago at 3:00 p.m. CT/4:00 p.m. ET on Wednesday, May 6, 2015.

A link to an audio webcast of the event will be available on the Investor Relations section of the company’s web site at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure.

The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users.

PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact:

John Bluth

PowerSecure International, Inc.

+1 919 453 2103

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